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                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER is made this 19th day of September, 1997, by and among ALL AMERICAN FOOD GROUP, INC., a New Jersey corporation ("Parent"), ST. PETE BAGELS ACQUISITION CORP., a Florida corporation ("Subsidiary" or the "Surviving Corporation"), SAM AND SON, INC., a Florida corporation, BAGEL MAN, INCORPORATED., a Florida corporation and ST. PETE BAGEL CO., INC., a Florida corporation (individually, a "Target," and collectively, the "Targets"), and KURT CUCCARO and MARY CUCCARO, his wife, and CYNTHIA CUCCARO (individually a "Target Shareholder," and collectively, the "Target Shareholders").

     The boards of directors of the Parent, Subsidiary, and the Targets have determined that it is advisable and in their best interests of such parties and their shareholders that Targets and Subsidiary merge into a single corporation. Parent, Subsidiary, and Targets, therefore, desire to adopt a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, by which Targets merge into Subsidiary in accordance with the laws of Florida. Each of Parent, Subsidiary, and each Target is intended to be "a party to a reorganization" within the meaning of Section 368(b) of the Internal Revenue Code.

     THEREFORE, the parties agree as follows:

     Section 1. Definitions and Rules of Construction.

          1.1 Definitions. As used in this Agreement and in the attached schedules and exhibits, the following capitalized terms have the meanings indicated below:

     "ADA" means the Americans With Disabilities Act of 1990, and all regulations promulgated pursuant thereto.

     "Adverse Claims" means all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations, damages, awards, dues, penalties, fines, costs, amounts paid in settlement, liabilities (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, whether certain or uncertain, whether threatened or not, whether due or to become due and whether insured or uninsured), injunctions, claims of specific performance, liens, obligations, taxes, losses, expenses, and fees, including, but not limited to claims threatened, asserted or perfected resulting from or with respect to or based upon breach of warranty, breach of contract, intentional tortious acts, negligence, or strict liability, and all Attorneys' Fees in connection therewith.

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     "Agreement" means this Agreement and Plan of Merger, as it may be amended from time to time, including all exhibits and schedules to which reference is made herein. All references to a "Section" shall refer to a section of this Agreement unless otherwise indicated. Words such as "hereby," "herein," "hereinafter," "hereof," "hereto," "hereunder," and "herewith" refer to this Agreement as a whole, unless the context otherwise requires.

     "Assets" means the Real Property, Leasehold Improvements, and other personal property of each of the Targets that is described in Schedule 4.14 hereto.

     "Attorneys' Fees" means all attorneys' fees, including fees associated with paralegals and law clerks, and expenses, court costs, and fees and expenses of expert witnesses, at both trial and appellate levels, including, but not limited to, those arising in connection with all Obligations, Employment-Related Liabilities, Adverse Claims, and Taxes.

     "Balance Sheet" means the unaudited balance sheet of each Target for the year ended on the Balance Sheet Date, prepared in accordance with GAAP, together with the auditor's report thereon and all notes and schedules pertaining thereto.

     "Balance Sheet Date" means August 31, 1997.

     "Benefit Plans" means all Qualified Plans, all Other Qualified Plans, and all ERISA Plans, and (to the extent not otherwise included as ERISA Plans) all stock ownership, stock option, stock purchase, excess benefit, voluntary employees' beneficiary association, vacation, severance pay, bonus, deferred compensation, non-cash compensation or other similar plan, program, or arrangement, and any other employee benefit plan of any kind, maintained by a Target or which is a multiple employee plan to which it makes employer contributions with respect to its employees, or which is a terminated plan under which Target has any present or future Obligation or Liability (other than to make current wage or salary payments) with respect to its employees or former employees.

     "Business" means the business conducted by each Target on the date hereof, which principally involves baking and distribution of bagels, pastries and other foods.

     "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Sections 9601 et seq.

     "Closing" means the consummation of all the transactions relating to the Merger contemplated herein other than the filing of the Articles or Certificate of Merger of Targets and Subsidiary.

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     "Closing Date" means September 19, 1997, or such other date as the parties agree.

     "Closing Documents" has the meaning set forth in Section 3.3.

     "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985 and all regulations promulgated pursuant thereto.

     "Code" means the Internal Revenue Code of 1986, as amended, and all regulations promulgated pursuant thereto.

     "Contamination" means the presence of, or Release on, under, from or to the Real Property, of any Hazardous Substance in the environment. Contamination does not include a Release which occurred in routine storage and use of Hazardous Substances from time to time in the ordinary course of business, in compliance with Environmental Laws and in compliance with good commercial practice.

     "Effective Date" means the date on which the Merger becomes effective, as provided in Section 2.1.

     "Employment-Related Liabilities" means all debts, liabilities, duties or obligations arising out of employment matters or relationships, including, but not limited to, any payroll, salary, and wages, employee benefit plans, unemployment compensation, workers' compensation, withholding of any income tax, FICA, FUTA, or SUTA obligations, employee health or life insurance, hospitalization, savings, bonus, deferred compensation, incentive compensation, holiday, vacation, severance pay, sick pay, sick leave, disability, tuition refund, service award, company car, scholarship, relocation, patent award, claim with respect to Intellectual Property, fringe benefit, overtime, and all Attorneys' Fees arising in connection therewith.

     "Environmental Laws" means any and all foreign, federal, state, and local laws, statutes, codes, ordinances, regulations, rules, policies, consent decrees, judicial orders, administrative orders, or other requirements relating to the environment or to human health or safety associated with the environment, all as amended or modified from time to time. Environmental Laws include, but are not limited to, the following statutes and all rules and regulations relating thereto, all as amended or modified from time to time: CERCLA, as amended by SARA, 42 U.S.C. Sections 9601-9675; RCRA, 42 U.S.C. Section 6901-6991; the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq; the Clean Water Act, 33 U.S.C. Section 1321 et seq; the Clean Air Act, 42 U.S.C. Sections 7401 et seq; FIFRA, 7 U.S.C. Section 136 et seq; TSCA, 15 U.S.C. Sections 2601-2671; the Federal Water Pollution Control Act of 1972; the Safe Drinking Water Act of 1972, 42 U.S.C.

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Sections 300(f) et seq; the Refuse Act of 1899, 33 U.S.C. Sections 401 et seq;
and the Emergency Planning and Community Right-to-Know Act of 1966.

     "EPA" means the United States Environmental Protection Agency.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended and all regulations promulgated pursuant thereto.

     "ERISA Plan" means all employee benefit plans, as defined in ERISA, maintained by any Target or which is a multiple employer plan to which it makes employee contributions with respect to its employees, or which is a terminated plan under which Target has any present or future Obligation or Liability (whether direct, indirect, or contingent) other than Qualified Plans and Other Qualified Plans.

     "FIFRA" means the Federal Insecticide, Fungicide and Rodenticide Act.

     "Financial Statements" means the Balance Sheet, the unaudited statement of income of each Target for the year ended as of the Balance Sheet Date, and the statement of shareholders' equity of Target dated as of the Balance Sheet Date, each prepared in accordance with GAAP, together with the auditor's report thereon and all notes and schedules pertaining thereto.

     "GAAP" means Generally Accepted Accounting Principles, consistently applied throughout the periods involved.

     "Hazardous Substance" means (a) any substance, the presence of which requires investigation or remediation under any Environmental Law or under common law; (b) any dangerous, toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous substance which is regulated by any Environmental Law; (c) any substance, the Release of which causes or threatens to cause a nuisance upon the Real Property or Stores or to adjacent properties or poses or threatens to pose a hazard to the health or safety of persons on or about the Real Property; (d) any substance, the Release of which on to properties adjacent to the Property could constitute a trespass by Target; and (e) urea-formaldehyde, polychlorinated biphenyls, asbestos or asbestos-containing materials, petroleum and petroleum products.

     "Impairment" means any loss, damage, destruction, condemnation, or diminution in the value, quantity, or quality of any Asset from any cause whatsoever other than depreciation or amortization occurring in the ordinary course of business.

     "Leasehold Improvements" means all leasehold improvements to the Real Property.

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     "Leases" means all of such Target's rights under lease agreements or sublease agreements pursuant to which any Target leases Real Property, and all supplements, amendments, modifications, extensions, renewals, or restatements thereof and any agreements affecting the same.

     "Legal Requirements" means all laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, permits, licenses, authorizations, directions, and requirements of all governmental authorities, officials, agencies, and officers, ordinary or extraordinary, which now or at any time prior to Closing may be applicable to the Assets or Business or any use, operation, or condition thereof, including the ADA and any zoning and land-use ordinances.

     "Liability" or "Liabilities" means all debts, obligations, and liabilities of any kind (including Obligations, Employment-Related Liabilities, Taxes, Adverse Claims, and Attorneys' Fees), whether known or unknown, absolute or contingent, direct or indirect, liquidated or unliquidated, incurred or existing prior to the Closing or arising from the ownership, operation, activities, actions, or omissions of Target on or before the Closing Date.

     "Lien" means (a) any encumbrance, mortgage, pledge, lien, charge, or other security interest of any kind on, of, or in any property or assets of any character, or the income or profits therefrom; or (b) any arrangement or agreement that prohibits the creation of such encumbrances, mortgages, pledges, liens, charges, or other security interest or that restricts transfer of any property or assets.

     "Merger" means the merger of Targets with and into Subsidiary, under the terms and conditions set forth herein.

     "Merger Consideration" means the consideration to be paid or distributed to the Target Shareholders in connection with the Merger, as specified in Sections
3.4 and 3.5.

     "Obligations" means all debts, duties, or obligations of any kind arising under any agreement, including all Attorneys' Fees arising in connection therewith.

     "Other Qualified Plan" means the qualified pension and profit sharing plans not maintained by Target but to which it makes employer contributions with respect to its employees.

     "Parent" has the meaning specified in the preamble of this Agreement.

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     "Parent Common Stock" means shares of Parent's common stock, no par value.

     "Parent Market Price" means the average closing price per Share of Parent Common Stock during the ten trading days ending five trading days before the Closing Date being $2.0842 per share.

     "Parent Shares" has the meaning set forth in Section 3.4.

     "Person" means a natural person, corporation, association, partnership, limited liability company, trust, joint venture, or other legal entity.

     "Qualified Plans" means the qualified pension and profit sharing plans maintained by any Target.

     "RCRA" means the Resource Conservation and Recovery Act of 1976.

     "Real Property" has the meaning set forth in Section 4.9.

     "Regulatory Action" means any claim, demand, action, or proceeding brought or instigated by any governmental authority in connection with any Environmental Law (including civil, criminal, and administrative proceedings), whether or not seeking costs, damages, penalties, or expenses.

     "Release" means the spilling, leaking, disposing, discharging, emitting, depositing, injecting, leaching, escaping, or any other release or threatened release, however defined, and whether intentional or unintentional, of any Hazardous Substance into the environment.

     "SARA" means the Superfund Amendments and Reauthorization Act of 1986.

     "Subsidiary" has the meaning specified in the preamble of this Agreement.

     "Surviving Corporation" means Subsidiary, in its capacity as the corporation surviving the Merger.

     "Target(s)" has the meaning specified in the preamble of this Agreement.

     "Target Shares" has the meaning set forth in Section 3.4.

     "Target Shareholders" has the meaning specified in the preamble of this Agreement.

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     "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including Taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or added-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, including all Attorneys' Fees arising in connection with any dispute thereof.

     "Tax Returns" means all federal, state, local, and foreign tax returns, reports, statements, and other similar filings required to be filed by Target.

     "Third Party Claims" means third party claims, actions, demands, or proceedings (other than Regulatory Actions) based on negligence, trespass, strict liability, nuisance, toxic tort, or detriment to human health or welfare due to any Release of Hazardous Substances or Contamination, and whether or not seeking costs, damages, penalties, or expenses.

     "TSCA" means the Toxic Substances Control Act.

          1.2 Construction. In this Agreement, words used in the singular or in the plural include both the plural and the singular, and the masculine, feminine, and neuter genders include all genders. The term, "including," means "including but not limited to." Words such as "herein," "hereinafter," "hereunder," "hereto," "hereof," and the like refer to this Agreement as a whole, and are not limited to any particular part of this Agreement. All parties have engaged in the negotiation and drafting of this Agreement, and no there shall be no presumption of construction against any party.

          1.3 Section, Schedule, and Exhibit References. All references in this Agreement to Sections, subsections, Schedules, and Exhibits constitute references to Sections and subsections of, and Schedules and Exhibits attached to, this Agreement, except to the extent that any such reference specifically refers to another document. All references to Sections refer also to all subsections of such Sections, if any.

          1.4 Business Day. As used in this Agreement, the term "business day" means any day other than a Saturday, Sunday, or legal holiday in the City of St. Petersburg. If any time period set forth in this Agreement expires on a day other than a business day, that period shall be extended through the next succeeding business day.

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     Section 2. Merger; Effect of Merger. On the Effective Date, Targets shall merge with and into Subsidiary, which shall survive the Merger as the Surviving Corporation.

          2.1 Effective Date of Merger. The Merger shall become effective upon the filing of duly executed Articles or Certificate of Merger with the Secretary of State of Florida in accordance with the applicable laws of that state.

          2.2 Effect of Merger. On the Effective Date, and as aresult of the Merger, (a) the separate existence of each Target will cease; (b) title to all real estate and other property, or any interest therein, owned by any Target will be vested in the Surviving Corporation without reversion or impairment; (c) the Surviving Corporation will thenceforth be responsible and liable for all Liabilities of each Target; (d) any claim existing or action or proceeding pending by or against any Target may be continued as if the Merger did not occur or the Surviving Corporation may be substituted in the proceeding for any such Target; (e) neither the rights of creditors nor any Liens upon the property of any Target will be impaired by the Merger; and (f) the Target Shares shall be converted into Parent Shares, as set forth in Section 3.4.

          2.3 Surviving Corporation. Following the Merger, the existence of the Surviving Corporation shall continue unaffected and unimpaired by the Merger, and the Surviving Corporation shall have all the rights, privileges, immunities, and powers, and shall be subject to all the duties and liabilities, of a corporation organized under the laws of Florida.

          2.4 Name. The name of the Surviving Corporation shall be St. Pete Bagels Acquisition Corp.

          2.5 Articles of Incorporation. The articles of incorporation of Subsidiary, as in effect on the Effective Date, shall be the articles of incorporation of the Surviving Corporation from and after the Effective Date, subject to the right of the Surviving Corporation to amend its articles of incorporation in accordance with Florida law.

          2.6 Bylaws. The bylaws of Subsidiary, as in effect on the Effective Date, shall be the bylaws of the Surviving Corporation from and after the Effective Date, subject to the right of the Surviving Corporation to amend its bylaws in accordance with its articles of incorporation and with Florida law.

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          2.7 Directors and Officers. Until the election and qualification of their successors, the members of the board of directors and the officers of Subsidiary in office on the Effective Date shall continue to be the board of directors and officers of the Surviving Corporation.

     Section 3. Closing, Risk of Loss, and Conversion of Shares.

          3.1 Closing. The Closing shall occur on the Closing Date, in St. Petersburg, Florida or at such other place as the parties agree.

          3.2 Risk of Loss. Risk of loss to the Assets, however caused (other than by Subsidiary or those acting on behalf of Subsidiary), through the date of the Closing, shall remain wholly upon Targets. Such risk shall shift to Subsidiary at 12:00:01 a.m. on the day immediately following the Closing Date. If all or any part of any of the Assets suffers an Impairment at or before the Closing, Targets shall promptly notify Subsidiary, specifying the estimated costs necessary to repair or replace any damaged or destroyed property, the amount of insurance proceeds that are available to make such repairs and replacements, the estimated period of time necessary to make such repairs and replacements, and the effect of the Impairment to the Assets and the Business. If all or a material part of the Assets suffers an Impairment at or before the Closing, Subsidiary shall be entitled to elect either (a) to proceed to the Closing in accordance with this Agreement, in which event all condemnation or insurance proceeds payable with respect to the Impairment shall be owned by and payable to the Surviving Corporation, or (b) to terminate this Agreement pursuant to Section 11.

          3.3 Documents to be Delivered at Closing. At the Closing the parties shall execute and deliver the following documents ("Closing Documents"):

               (a) Targets shall execute and deliver to Subsidiary Articles of Merger, in form and substance reasonably acceptable to Subsidiary, for filing with the Secretary of State of Florida.

               (b) Each Target shall deliver to Subsidiary (i) an affidavit of non-foreign status, (ii) an affidavit of exclusive possession of the Real Property, and (iii) an affidavit that there have been no improvements to any of the Real Property during the ninety day period immediately preceding the Closing Date (except improvements listed on the affidavit), all in form and substance satisfactory to Subsidiary. To the extent that any of the Real Property has been improved during the ninety day period immediately preceding the Closing Date, each Target shall deliver with Target's

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affidavit releases or waivers of all mechanics' liens executed by general contractors, subcontractors, suppliers, and materialmen.

               (c) Each Target shall deliver to Subsidiary an estoppel certificate of each lessor under each Lease of Real Property and under each lease by which any such Target leases any tangible personal property, in form and substance satisfactory to Subsidiary, describing the property leased, the monthly or annual rental, and the remaining term of the lease, certifying that there is no default under the lease, and confirming that the lease will continue in full force and effect after the Effective Date.

          3.4 Conversion of Target Shares. On the Effective Date, as a result of the Merger and without any action on the part of any Target or the Target Shareholders, each and every issued and outstanding share of capital stock of SAM AND SON, INC. shall be automatically converted into 239,900 shares of Parent Common Stock which was determined by dividing $500,000.00 by the Parent Market Price, and each outstanding share of capital stock of BAGEL MAN, INCORPORATED shall be automatically converted into 143,940 shares of Parent Common Stock which was determined by dividing $300,000.00 by the Parent Market Price, and each outstanding share of capital stock of ST. PETE BAGEL CO., INC. shall be automatically converted into 95,960 shares of Parent Common Stock which was determined by dividing $200,000.00 by the Parent Market Price.

          3.5 Additional Consideration. In addition to receipt of the Parent Common Stock, the Target Shareholders, Kurt and Mary Cuccaro shall jointly receive $200,000.00 cash Target Shareholder Cynthia Cuccaro shall receive $20,000.00 cash.

          3.6 Exchange of Certificates. At Closing, each Target Shareholder shall surrender to the Exchange Agent, for cancellation, each certificate evidencing Target Shares held by the Target Shareholder ("Target Stock Certificate"). Upon such surrender, the Target Shareholder shall be entitled to receive from the Exchange Agent, in exchange for the Target Stock Certificate, a certificate evidencing the number of Parent Shares that the Target Shareholder has the right to receive pursuant to Section 3.4, and the surrendered Target Stock Certificate shall be cancelled. Until surrendered as contemplated by this
Section 3.6, each Target Stock Certificate shall be deemed at any time after the Closing to represent only the right to receive, upon such surrender, the certificate evidencing Parent Shares and cash in lieu of any fractional Parent Shares as contemplated hereby.

          3.7 No Fractional Shares. Target Shareholders shall not be entitled to any certificate or scrip representing fractional Parent Shares upon the surrender of Target Stock Certificates, and

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ownership of fractional Target Shares will not entitle the owner to vote or to exercise any other rights of a shareholder of Parent. In lieu of a certificate or scrip representing a fractional Parent Share, Parent shall pay to each Target Shareholder who is otherwise entitled to receive a fractional Parent Share an amount of cash equal to such fraction multiplied by the amount of the Merger Consideration into which each Target Share has been converted.

          3.8 Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock declared or made after the Closing or with a record date after the Closing shall be paid to the holder of any unsurrendered Target Stock Certificate with respect to the shares of Parent Common Stock into which the Target Shares are converted, and no cash payment in lieu of fractional shares shall be paid to any such holder, until the holder of record of the Target Stock Certificate has surrendered the certificate. Subject to the effect of applicable laws, at the appropriate time following surrender of any such Target Stock Certificate, Parent shall pay to the record holder of the Parent Common Stock issued in exchange therefor, without interest, (a) the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled, and (b) the amount of any dividends or other distributions with respect to Parent Common Stock for which the record date is after the Closing.

          3.9 No Further Ownership Rights in Target Stock. The exchange of Parent Shares and cash for Target Shares in accordance with this Agreement constitutes full satisfaction of all rights pertaining to such Target Shares. After the Closing, there shall be no further registration of transfers of Target Shares on the stock transfer books of Target. If, after the Closing, Target Stock Certificates are presented to Target or Subsidiary for any reason, they shall be cancelled and exchanged as provided herein.

          3.10 Cancellation of Target Stock. After the conversion of the Target Shares in accordance with Section 3.4, the Target Shares shall automatically be cancelled and retired and shall cease to exist or to be outstanding as Target Shares, and each holder of a Target Stock Certificate shall cease to have any rights with respect thereto, except the right to receive the applicable portion of the Merger Consideration (without interest) upon surrender of the Target Stock Certificate.

     Section 4. Representations and Warranties of Target. As an inducement to Parent and Subsidiary to execute this Agreement and to enter into the transactions contemplated to take place hereunder, Targets and Target Shareholders hereby make the following representations and warranties applicable to them:

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          4.1 (a) Organization, Standing, Qualification and Subsidiaries. Each
Target is a corporation duly organized, validly existing and in good standing under the laws of Florida and has all requisite corporate power and authority and is entitled to carry on its business as now being conducted and to own, lease or operate its properties as and in the places where such business is now conducted and such properties are now owned, leased or operated; and it is duly qualified, licensed or domesticated and in good standing as a foreign corporation and authorized to do business in the states where it now does business hereto, which are the only jurisdictions where the nature of the activities conducted by it or the character of the properties owned, leased or operated by it require such qualification, licensing or domestication.

          (b) Subsidiaries. No Target has any subsidiaries, either wholly or partially owned. No Target has any interest, direct or indirect, and has no commitment to purchase any interest, direct or indirect, in any other corporation or in any partnership, joint venture or other business enterprise or entity.

          4.2 Authority. Each Target has the right, power, legal capacity, and authority to execute, deliver, and perform its obligations under this Agreement and the Closing Documents, and no approval or consent of, or notice to, any Person is necessary. Each Target's execution, delivery, and performance of this Agreement and the Closing Documents have been duly authorized by all necessary action and will not violate any provision of its articles of incorporation or bylaws. This Agreement is, and the other documents to be delivered by Target pursuant hereto (when executed and delivered) will be, valid and binding obligations of Target, enforceable against it in accordance with their terms.

          4.3 Capitalization and Ownership. The aggregate number of shares of capital stock which SAM AND SON, INC. is authorized to issue is seventy-five hundred (7,500) shares of common stock with ten cents ($0.10) par value per share, of which five hundred (500) shares are issued and outstanding. The aggregate number of shares of capital stock which BAGEL MAN, INCORPORATED is authorized to issue is ten thousand (10,000) shares of common stock with ten cents ($0.10) par value per share, of which one thousand (1,000) shares are issued and outstanding. The aggregate number of shares of capital stock which ST. PETE BAGEL CO., INC. is authorized to issue is ten thousand (10,000) shares of common stock with one dollar ($1.00) par value per share, of which five hundred (500) shares are issued and outstanding. The presently authorized, issued and outstanding shares of capital stock of each Company and the names and addresses of the record and beneficial owners thereof are as set forth in
Schedule 4.3A (SAM AND SON, INC.) and Schedule 4.3B (BAGEL MAN, INCORPORATED) and Schedule 4.3C (ST. PETE BAGEL CO., INC.).

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Except as set forth on such Schedules, there are no shares of any Target's capital stock authorized, issued or outstanding, nor are there any outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, convertible securities or other agreements or arrangements of any character or nature whatever under which any Target or the Target Shareholders are or may become obligated to issue, assign or transfer any shares of the capital stock of the Company. Except as set forth on Schedules 4.3A and 4.3B, each of the shareholders listed therein is the lawful record and beneficial owner of the number of shares of the Target's capital stock set opposite his or her name on such Schedule, free and clear of any liens, claims, encumbrances or restrictions of any kind, and all of such shares are validly issued and outstanding, fully paid and nonassessable.

          4.4 Capacity of Target Shareholders. No Target Shareholder is subject to any restraint or limitation upon the merger of any Target and no consents from any person are required for the Merger. Each Target Shareholder has full power, authority and legal capacity to enter into this Agreement and to perform the obligations hereunder and to carry out the transactions contemplated hereby.

          4.5 Authorization. The execution and delivery of this Agreement by the Targets and the Target Shareholders and the consummation of the transactions contemplated herein do not violate any order, writ, injunction or decree of any court, administrative agency or governmental body, and constitute a valid and binding obligation of Targets and the Target Shareholders.

          4.6 Agreement Not Breaching Other Instruments. Neither the execution and delivery nor performance of this Agreement or any of the documents called for herein by Targets will, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any lien, charge or encumbrance pursuant to, any provision of a Target's certificate of incorporation or by-laws or any franchise, mortgage, deed of trust, lease, license, agreement, understanding, law, rule or regulation or any order, judgment or decree to which any Target or any Target Shareholder is a party or by which any of them may be bound or affected.

          4.7 Litigation. Except as set forth in Schedule 4.7 attached hereto, there is no claim, legal action, suit, arbitration, governmental investigation or other legal or administrative proceeding, nor any order, decree or judgment in progress, pending or in effect, or to the knowledge of any Target threatened, against or relating to a Target, its officers, directors or employees, its properties, assets or business or the transactions contemplated by

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this Agreement.

          4.8 Financial Statements. Each Target has delivered to Parent the unaudited interim financial statements of such Target dated August 31, 1997, and each Target, other than St. Pete Bagel Co., Inc., has delivered its unaudited annual financial statements dated December 31, 1995 and December 31, 1996, (collectively the "Financial Statements") which Financial Statements are attached hereto as Schedule 4.8. All of the Financial Statements, including any notes thereto, are complete and correct and have been internally prepared from the books and records of the Targets without audit and fairly present the financial condition of each Target as of the dates indicated and the results of operations covered thereby. The Financial Statements do not contain any items of extraordinary or nonrecurring income or expense or any other income or expense not earned or incurred in the ordinary course of business except as expressly specified therein, and the interim Financial Statements include all adjustments, which consist only of normal recurring accruals, necessary for such fair presentation.

          4.9 Real Property Owned and Leased. No Target owns, leases, nor claims any interest in and to any real property except the interests in the premises described in Schedule 4.9.

          4.10 Title to Properties. Each Target has good, marketable and insurable title to, or a leasehold interest in, all the properties and assets it owns or uses in its business or purports to own, including, without limitation, those reflected in its books and records and in the Balance Sheet. None of such properties and assets are subject to any mortgage, pledge, lien, charge, security interest, encumbrance, restriction, lease, license, easement, liability or adverse claim of any nature whatsoever, direct or indirect, whether accrued, absolute, contingent or otherwise, except as set forth in Schedule 4.10 attached hereto.

          4.11 Condition of Property. All the properties and assets owned, leased or used by a Target will at Closing be in good operating condition and repair, ordinary wear and tear excepted, and will be suitable for the purposes intended.

          4.12 Absence of Undisclosed Liabilities. Except as reflected or reserved against on the Balance Sheet, no Target has any debts, liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature whatsoever as of the Balance Sheet Date which exceeds five hundred dollars ($500.00), including, without limitation, any foreign or domestic tax liabilities or deferred tax liabilities incurred in respect of or measured by the Target's income, for its period prior to the close of business on the Balance Sheet Date or any other debts, liabilities or obligations exceeding five hundred dollars ($500.00) relating to or arising out of any act, transaction, circumstance or state of facts which occurred or existed on or before the Balance Sheet Date. None of the Target's employees is now, or will by the passage of time hereafter become, entitled to receive any vacation time, vacation pay or severance pay attributable to services rendered prior to the Balance Sheet Date except as disclosed on the face of the Balance Sheet or except as accrued in accordance with such Company's established customs and practices uniformly applied. Except as set forth in Schedule 4.12, no Target has any knowledge of any basis for any assertion against any such Target of any material debt, liability or obligation of any nature incurred before the Balance Sheet Date or in any amount not fully reflected on or reserved against in the Balance Sheet.

          4.13 Description of Properties, Contracts and Personnel Data. Attached hereto as Schedules 4.13A (SAM AND SON, INC.) and 4.13B (BAGEL MAN, INCORPORATED) and 4.13C (ST. PETE BAGEL CO., INC.) are schedules containing accurate and complete descriptions of:

          (a) All real property in which such Target has a leasehold or other interest or which is used by the Target in connection with the operation of its business.

          (b) As of a date no earlier than August 31, 1997, all of each Target's receivables (which shall include accounts receivable, loans receivable and any advances), together with detailed information as to each such listed receivable which has been outstanding for more than forty-five (45) days.

          (c) All equipment, motor vehicles, and other tangible personal property owned, leased for items having a value of or used by each Target, setting forth with respect to all such listed property a summary description of all leases, liens, encumbrances, restrictions and conditions relating thereto.

          (d) All patent licenses, trademarks, trademark registrations, and applications therefor, service marks, names, copyrights and copyright applications therefor, service marks, service names, trade names, copyrights and copyright registrations, and applications therefor, wholly or partially owned or held by each Target or used in the operation of such Target's business.

          (e) All fire, theft, casualty, liability, including fidelity and errors and omission coverage, and other insurance policies insuring each Target, specifying with respect to each such policy the name of the insurer, the risk insured against, the limits of coverage, the deductible amount (if any), the premium rate and the date through which coverage will continue by virtue of premiums already paid.

          (f) Each Target's standard forms of sales, agency, service administration and other agreements providing for the services of an independent contractor to which such Target is a party or by which it bound, and the names and territories of independent contractors, including without limitation any agents selling or facilitating the sale or distribution of memberships in the self-insurance funds administered by the Targets.

          (g) All contracts, agreements, commitments or the respective licenses relating to trademarks, trade names, know how, formulae or copyrights, inventions, processes, knowhow, formulae or trade secrets to which a Target is a party or by which it is bound.

          (h) All loan agreements, indentures, mortgages, pledges, conditional sale or title retention agreements, security agreements, equipment obligations, guaranties, leases or lease purchase agreements to which a Target is a party or by which it is bound.

          (i) All contracts, agreements and commitments, whether or not fully performed, in respect of the issuance, sale or transfer of the capital stock, bonds or other securities of a Target or pursuant to which a Target has acquired any substantial portion of its business or assets.

          (j) All contracts, agreements, commitments or other understandings or arrangements outside of the ordinary course of business to which a Target is a party or by which it or any of its property is bound or affected.

          (k) All collective bargaining agreements, employment and consulting agreements, executive compensation plans, bonus plans, deferred compensation agreements, employee pension plans or retirement plans, employee stock options or stock purchase plans and group life, health and accident insurance and other employee benefit plans, agreements, arrangements or commitments, including, without limitation, holiday, vacation and other bonus practices, to which a Target is a party or is bound or which relate to the operation of the Target's business, together with all Target policy manuals, employee handbooks or employee manuals.

          (l) The names and current annual salary rates of all persons (including independent commission agents) whose annual compensation (direct or indirect) from a Target is currently at the rate of more than $15,000 per annum and showing separately for each such person the amounts paid or payable as salary, bonus payments and any indirect compensation for the year ended December, 1996; and

          (m) The names of each of the Target's directors and officers; the name of each bank in which the Target has an account, together with account numbers or in which a Target has a safe deposit box and the names of all persons authorized to draw thereon or have access thereto; and the names of all persons, if any, holding tax or other powers of attorney from a Target and a summary of the terms thereof.

All such contracts, agreements, leases, licenses and commitments are valid and binding, and, except as otherwise specified in Schedules 4.13A (SAM AND SON, INC.) and 4.13B (BAGEL MAN, INCORPORATED) and 4.13(C) (ST. PETE BAGEL CO., INC.), will be unaffected by the merger hereunder of Targets into Subsidiary hereunder so that, after such sale, The Surviving Corporation will be entitled to the full benefits thereof. Except as disclosed in Schedules 4.13A, 4.13B and 4.13C, none of the payments required to be made under any such contract, agreement, lease, license or commitment has been prepaid more than thirty (30) days prior to the due date of such payment thereunder, and there is not thereunder any existing default, or event which, after notice or lapse of time, or both, would constitute a default or result in a right to accelerate or loss of rights and none of such contracts, agreements, leases, licenses or commitments is, either when considered singly or in the aggregate with others, unduly burdensome, onerous or materially adverse to a Target's business, properties, assets, earnings or prospects or likely, either before or after the Closing, to result in any material loss or liability. None of the Target's existing or completed contracts is subject to renegotiation with any governmental body. True and complete copies of all such contracts, agreements, leases, licenses and other documents listed on Schedules 4.13A, 4.13B and 4.13C (together with any and all amendments thereto) are available to Parent's agents for review in order that Purchaser may satisfy itself as to the nature and enforceability of such commitments.

          4.14 Disposition or Distribution of Assets. Except as set forth on
Schedule 4.14, there has not been since the inception of any Targets' business any sale or other disposition or distribution of any property, contract rights or other assets of a Target except in the ordinary course of business.

          4.15 Accounts Receivable. All receivables of each Target (including accounts receivable, loans receivable and advances) which are reflected in the Balance Sheet, and all such receivables which will have arisen since the date thereof, (which shall have arisen only from bona fide transactions in the ordinary course of a Target's business) are collectible and valid receivables, none of such receivables is subject to offset, deductions or counterclaim.

          4.16 Taxes. (a) As of the Closing Date, all taxes, including, without limitation, income, property, sales, use, franchise, added value, employees' income withholding and social security taxes, imposed by the United States or by any state, municipality, subdivision or instrumentality of the United States, state or other government unit or any other taxing authority, which are due or payable by any Target prior to the Effective Date, and all interest and penalties thereon, whether disputed or not, have been or will by the Closing Date be paid to the full extent such interest, penalties and taxes are then owing (and not merely accrued); all tax returns required to be filed in connection with taxes imposed by the United States or, by any other taxing authority, have been accurately prepared and duly and timely filed; and all deposits required by law to be made by each Target with respect to employees' withholding taxes have been duly made. No Target has been delinquent in the payment of any foreign or domestic tax, assessment or governmental charge or deposit and no Target has any tax deficiency or claim outstanding, proposed or assessed against it, and there is no basis for any such deficiency or claim. No Target's federal and state income tax returns have been audited for any fiscal year. No Target has received any notice of assessment or proposed assessment in connection with any tax returns previously filed by any such Target, and there are no pending tax examinations of, or tax claims asserted against, any Target or any of their respective assets. No Target has extended, or waived the application of, any statute of limitations of any jurisdiction regarding the assessment or collection of any taxes. There are no tax liens (other than any liens for current taxes not yet due and payable) on any of the assets of any Target. No Target has any knowledge of any basis for any additional assessment of any federal, state or local taxes. Each Target has made all deposits required by law to be made with respect to employees' withholding and other employment taxes, including the portion of such deposits relating to taxes imposed upon such Target.

          (b) Each Target, except St. Pete Bagel Co., Inc., has delivered to Purchaser correct and complete copies of all federal income tax returns filed, examination reports received, and statements of deficiencies assessed against or agreed to by each such Target or affecting each such Target related to tax years 1995 through 1996_.

          (c) No Target has filed any consent under Section 341(f) of the Code, concerning collapsible corporations. No Target has made any payments and is not obligated to make any payments that would not be deductible under Section 280G of the Code. Each Target has disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Section 6661 of the Code.

          (d) No Target has any net operating loss carryovers, net capital loss carryovers, unused investment or other credit, unused foreign tax, or excess charitable contributions, except as set forth in the federal income tax returns delivered to Parent.

          (e) No Target has received any written notice from any governmental agency or entity of any increase or proposed increase in the assessed valuation of or tax rates applicable to any of its property from the assessed values or tax rates in effect as of the Balance Sheet Date.

          (f) No deferred taxes are recorded on any Target's books.

          4.17 Disclosure. No representation or warranty by Targets or Target Shareholders contained in this Agreement nor any statement or certificate furnished or to be furnished by any Target or any Target Shareholder to Parent or its representatives in connection herewith or pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements herein or therein contained not misleading or necessary in order to provide a prospective purchaser of the Target Stock Certificates with adequate information as to the Targets and their respective condition (financial and otherwise), properties, assets, liabilities, business and prospects, and Targets and Target Shareholders have disclosed to Parent all material adverse facts known to them relating to the same.

          4.18 Absence of Default or Renegotiation Under Contracts. As of the date of this Agreement and on the Closing Date, no Target shall be in default in the fulfillment of any of its obligations under any note, loan agreement, indentured mortgage, deed of trust, lease, purchase, sale or other agreement or contract.

          4.19 Rights Valid; No Infringement. Each Target has the full right to produce, sell and distribute all products produced, sold or distributed by it without incurring any liability for license fees, royalties or other compensation or for any claims of infringement of patent or trademark rights.

          4.20 Absence of Claims.

          (a) Product Liability and Negligence Claims. There are no claims, complaints or actions pending or threatened against any Target for injury to person or property resulting from the manufacture, distribution, or sale of defective or unsafe products by a Target; nor arising out of any alleged negligence of a Target;

nor do Targets have knowledge of any facts which would provide the basis for any such claim, complaint or action.

          (b) Worker's Compensation Claims. There are no Worker's Compensation claims or actions pending or, to Targets' knowledge, threatened against any Target;

          (c) Environmental Claims. There are no actions, claims, proceedings or investigations, pending or, to Targets' knowledge, threatened against any Target for either existing or alleged violation of any laws, regulations, rules or orders concerning environmental protection or the handling or storage of hazardous materials.

          4.21 Compliance with Laws and Instruments. Except as set forth in
Schedule 4.21 attached hereto, each Target has complied with all existing laws, rules, regulations, ordinances, orders, judgments and decrees now or hereafter applicable to its respective business, properties or operations as presently conducted. Neither the ownership nor use of a Target's properties nor the conduct of its business conflicts with the rights of any other person, firm or corporation or violates, or with or without the giving of notice or the passage of time, or both, will violate, conflict with or result in a default, right to accelerate or loss of rights under, any terms or provisions of its certificate of incorporation or by-laws as presently in effect, or any lien, encumbrance, mortgage, deed of trust, lease, license, agreement, understanding, law, ordinance, rule or regulation, or any order, judgment or decree to which a Target is a party or by which it may be bound or affected. No Target has any knowledge of any proposed laws, rules, regulations, ordinances, orders, judgments, decrees, governmental takings, condemnations or other proceedings which would be applicable to a Target's business, operations or properties and which might adversely affect a Target's properties, assets, liabilities, operations or prospects, either before or after the Closing.

          4.22 Broker's or Finder's Fee. No agent, broker, person or firm acting on behalf of a Target or Target Shareholders or under the authority of any Target or Target Shareholders will be entitled to any commission or fee from any of the parties hereto in connection with the transactions contemplated herein.

          4.23 Employee Benefit Plans. (a) Schedule 4.23 is a complete and accurate list of each Target's Benefit Plans. Each Target has delivered to Purchaser a complete and correct copy of each of the Benefit Plans and all related trust agreements, insurance or annuity contracts, valuations, and other funding agreements for each Benefit Plan.

          (b) All of each Target's ERISA Plans are listed in Part I of Schedule
4.23. All of each Target's Benefit Plans that are not ERISA Plans, if any, are listed in Part II of Schedule 4.23. No entity in which the same five or fewer shareholders own at least 80% of the Target Stock Certificates and at least 80% of such entity sponsors or participates in a defined benefit pension plan.
Schedule 4.23 includes a listing of all expected annual contributions to the Qualified Plans and ERISA Plans. No Target currently maintains and has not maintained in the past any defined benefit pension plan, and is not and has not been a party to any agreement requiring it to contribute to a multi-employer plan within the meaning of Section 3(37) of ERISA. There are no unfunded vested benefits under any Qualified Plan that is subject to the vesting and funding standards of ERISA and no unfunded liabilities under any ERISA Plan for all benefits accrued through the date of the last actuarial valuation of such ERISA Plan (calculated on the basis of the ERISA Plan's normal funding assumptions on such valuation). Each Target has operated in good faith compliance with a reasonable interpretation of the continuation coverage requirements of COBRA. Other than claims for benefits in the ordinary course, there are no pending claims involving the ERISA Plans or Qualified Plans by any participant covered under the ERISA Plans or Qualified Plans or otherwise involving the ERISA Plans or Qualified Plans that allege a breach of fiduciary duties or violation of the applicable state or federal law that may result in material liability on the part of any Target or any Qualified Plan or ERISA Plan under ERISA or any other law, nor to the knowledge of any Target is there any reasonable basis for such a claim.

          (c) To the knowledge of each Target, none of the ERISA Plans or Qualified Plans or any of their related trusts, nor any Target or any trustee, administrator, or other "party in interest" or "disqualified person" (within the meaning of Section 3(14) of ERISA or Section 4975(e)(2) of the Code, respectively) with respect to the ERISA Plans or Qualified Plans, has engaged in any "prohibited transaction" (within the meaning of Section 406 of ERISA or Section 4975(c) of the Code), which could subject any of the ERISA Plans or Qualified Plans or related trusts, or any trustee, administrator, or other fiduciary of any ERISA Plan or Qualified Plan, or Subsidiary or any other party dealing with the ERISA Plans or Qualified Plans, to the penalties or excise tax imposed on prohibited transactions by Section 502(i) of ERISA or Section 4975 of the Code.

          (d) All of each Target's Qualified Plans are listed in Part I.A. of
Schedule 4.23. In the reasonable belief of each Target, each of the Qualified Plans meets the requirements of Section 401(a) of the Code, and the trust, if any, forming a part of each Qualified Plan is exempt from federal income tax under Section

501(a) of the Code. A favorable determination letter has been issued by the Internal Revenue Service within the past ten years as to the qualification under
Section 401(a) of the Code (including amendments made by ERISA), with respect to each Qualified Plan, and each Target has delivered to Parent true and correct copies of all such determination letters. None of the determination letters has been revoked or modified by the Internal Revenue Service.

          (e) All contributions required by law or required in accordance with the terms of the Qualified Plans with respect to the current plan year and plan years ended prior to the Closing Date have been made.

          (f) Except pursuant to the Benefit Plans listed on Schedule 4.23 and under COBRA, no Target has any present or future liability to former employees or to their dependents, survivors, or beneficiaries in connection with or arising out of any plan, compensation arrangement, or practice that any Target maintained or adopted or to which any Target contributed prior to the date hereof, and any Target has maintained, adopted, or contributed to any plan that provides benefits or payments to former employees or their dependents, survivors, or beneficiaries, except pursuant to the Benefit Plans listed on
Schedule 4.23 and under COBRA.

          (g) Each Target has satisfied in all material respects all reporting and disclosure requirements applicable under ERISA, and the Department of Labor and Internal Revenue Service and Pension Benefit Guaranty Corporation regulations promulgated thereunder, with respect to all ERISA Plans and Qualified Plans, and each Target has delivered to Parent true and complete copies of the most recently filed and disclosed Forms 5500, Forms 5500-C/R (with exhibits), and summary plan descriptions and summaries of material modifications for the ERISA Plans and Qualified Plans.

          (h) No Qualified Plan has had any "unrelated business taxable income," as defined in Sections 512 through 514 of the Code. There have been no claims, or notice of claims, filed under any fiduciary liability insurance policy covering any Benefit Plan.

          4.24 Insurance. Each Target has all of its assets and properties, including, but not limited to, machinery, equipment and buildings, insured to the extent reasonably required in light of such Target's assets and properties against loss or damage and all other hazards or risks of the character customarily insured against. All insurance policies as set forth in Schedules 4.13A, 4.13B and 4.13C attached hereto are in good standing and duly in force, and have not previously lapsed or been terminated for non-payment of premium or otherwise. To each Target's knowledge, no facts exist which would invalidate the coverage provided in any of the insurance policies set forth in such Schedule for the periods of the policies covered thereby or with respect to the coverages provided therein.

          4.25 Records. The books of account, minute books, stock certificate books and stock transfer ledgers of each Target are complete and correct in all material respects, and, there have been no transactions involving the business of such Target which properly should have been set forth therein and which have not been accurately so set forth.

          4.26 No Guaranties. Except as set forth on Schedule 4.26, none of the obligations or liabilities of a Target is guaranteed by any other person, firm or corporation, nor is a Target guaranteeing the obligations or liabilities of any other person, firm or corporation.

          4.27 Tradenames, Etc. Each Target owns or possesses outright or, the royalty-free exclusive and perpetual licenses, or other rights, to use all copyrights, trademarks, service marks, service names, trade names, patents, trade secrets and other proprietary rights necessary to conduct its business as it is presently operated. Each Target is not infringing upon or otherwise acting adversely to any copyrights, trademarks, trademark rights, service marks, service names, trade names, patents, patent rights, licenses, person, firm or trade secrets or other proprietary rights owned by any other person or persons, and there is no claim or action by any person threatened, or pending, with respect thereto.

          4.28 Transactions with Certain Persons. Except as set forth on
Schedule 4.28, or in the Financial Statements, from its inception no Target has directly or indirectly, purchased, leased or otherwise received from, acquired any property or obtained any services from, or sold, leased to others or otherwise disposed of any property or furnished any services to, or otherwise dealt with (except with respect to remuneration for services rendered as a director, officer or employee of a Target), in the ordinary course of business or otherwise: (i) Target Shareholders, (ii) any person, firm or corporation which, directly or indirectly, alone or together with others, controls, is controlled by or is under common control with a Target or Target Shareholders, or (iii) any relative, family member of a Seller or any firm or corporation controlled by any such individual. Except as stated in Schedule 4.28, no Target owes any amount to, or have any contract with or commitment to, any of its shareholders, directors, officers, employees or consultants or any person, firm or corporation which is controlled by or under control of any such person or persons (other than compensation for current services not yet due and payable and reimbursement of expenses arising in the ordinary course of business), and none of such persons owes any amount to a Target.

          4.29 Absence of Changes or Events. Except as set forth in Schedule
4.29 attached hereto, since the Balance Sheet Date, each Target has conducted its business only in the ordinary course and has not:

          (a) Incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except current liabilities for trade or business obligations incurred in the ordinary course of business and consistent with its prior practice, none of which liabilities, in any case or in the aggregate, adversely affects the business, liabilities or financial condition of the Target;

          (b) Discharged or satisfied any lien, charge or encumbrance other than those then required to be discharged or satisfied, or paid any obligation or liability, absolute, accrued, contingent or otherwise, due, or to become due, other than current liabilities shown on the Balance Sheet and current liabilities incurred since the Balance Sheet Date in the ordinary course of business and consistent with its prior and current practice;

          (c) Declared or made any payment of dividends or other distribution to its shareholders or upon or in respect of any shares of its capital stock, or purchased, retired or redeemed, or obligated itself to purchase, retire or redeem, any of its shares of capital stock or other securities;

          (d) Mortgaged, pledged or subjected to lien, charge, security interest or any other encumbrance or restriction any of its property, business or assets, tangible or intangible;

          (e) Sold, transferred, leased to others or otherwise disposed of any of its assets, or canceled or compromised any debt or claim, or waived or released any right of substantial value;

          (f) Received any notice of termination of any contract, lease or other agreement or suffered any damage, destruction or loss (whether or not covered by insurance) which, in any case or in the aggregate, has had an adverse affect on the assets, operations or prospects of the Target;

          (g) Encountered any labor union organizing activity, had any actual or threatened employee strikes, work stoppages, slow-downs or lock-outs, or had any material change in its relations with its employees, agents, customers or suppliers;

          (h) Transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any United States or foreign license, patent, copyright, trademark, trade name, invention or similar rights, or modified any existing rights with respect thereto;

          (i) Made any material change in the rate of or other direct or compensation, commission, bonus or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to any shareholder, director, officer or employee, salesman, distributor or agent of the Target;

          (j) Issued or sold any shares of its capital stock or other securities, or issued, granted or sold any options, rights or warrants with respect thereto, or acquired any capital stock or other securities of any corporation or any interest in any business enterprise, or otherwise made any loan or advance to or investment in any person, firm or corporation;

          (k) Made any capital expenditures or capital additions or betterments in excess of $10,000;

          (1) Changed its banking or safe deposit arrangements;

          (m) Instituted, settled or agreed to settle any litigation, action or proceeding before any court or governmental body relating to the Target or its property;

          (n) Suffered any change, event or condition which, in any case or in the aggregate, has had or may have a materially adverse affect on the Target's condition (financial or otherwise), properties, assets, liabilities, operations or prospects, including, without limitation, any change in the Target's revenues, costs, backlog or relations with its employees, agents, customers or suppliers;

          (o) Entered into any transaction, contract or commitment other than in the ordinary course of business or paid or agreed to pay any legal, accounting, brokerage, finder's fee, taxes or other finder's fee, taxes or other expenses in connection with, or incurred any severance pay obligations by reason of, this Agreement or the transactions contemplated hereby; or

          (p) Entered into any agreement or made any commitment to take any of the types of action described in subparagraphs (a) through (o) above.

          4.30 Options, Warrants, Rights, Etc. Except as described in Schedule 4.30, there are no outstanding options, warrants, rights, calls or commitments of any character whatsoever relating to the acquisition of or restriction on the transfer of any shares of stock of any Target.

          4.31 Banks. Schedule 4.31 contains a true and complete list of all bank and other financial institutions with which a Target has a line of credit, checking account, savings account, certificate of deposit or safe deposit box, the account number of each account and the names of person authorized to draw thereon or to have access thereto.

          4.32 Business in the Ordinary Course After Closing. To the best knowledge of each Target, from and after the Closing Date, the contractual rights of each Target with its clients and other beneficial relationships between each Target and its respective vendors, independent contractors and employees, will continue uninterrupted and to the best knowledge of the Targets, the level of business and revenues to be derived from the client and other business relationships of each Target as of the date of this Agreement and the Closing Date will remain intact or improve, provided that the surviving corporation conducts the business of the Targets in substantially the same manner after the Closing Date.

          4.33 Permits, Licenses and Applications. Each Target possesses all licenses, permits, and other approvals necessary for it to conduct its respective business in all material respects as presently conducted. Schedule
4.33 contains a list of all licenses, certificates, permits, approvals, and other authorizations held with respect to the business of each Target, true and complete copies of which have been provided to Parent. All of those licenses, permits, and approvals are in full force and effect, and no suspension or revocation of any of them is threatened. None of those licenses, permits, or approvals will be adversely affected by the transactions contemplated hereby. No Target is in breach or violation of any terms or conditions applicable to any such licenses, permits, or approvals. No proceeding (judicial, administrative, or otherwise) has been commenced or, to any Target's knowledge, threatened with respect to such licenses, permits, or approvals, nor does any state of facts exist of which any Target is aware that could lead to a revocation, suspension, termination, or limitation of any rights under any such licenses, permits, or approvals. All applications and reports required to be filed by each Target with governmental authorities have been duly filed by each such Target, and all such applications and reports are correct and complete in all material respects and have been prepared and filed in accordance with all applicable requirements of federal, state, and local laws, regulations, and ordinances. True and complete copies of all such applications and reports have been delivered to Parent.

          4.34 No Violation. Each Target has complied in all material respects with all, and is not in violation in any material respect of any, federal, state, and local laws and regulations affecting any Target or its respective assets. No Target has received any notice of any violation or alleged violation, and is not, to its knowledge, under any investigation with respect to a possible violation, of any federal, state, and local laws and regulations. Each Target has filed in a timely manner all reports, documents, and other materials that it was required to file under any federal, state, and local laws and regulations, except where the failure to make such filing would not materially adversely affect the business of such Target, and the information contained therein was correct and complete in all material respects. Each Target possesses all records and documents that it is required to retain under any federal, state and local laws and regulations, except where the failure to possess such records and documents would not materially adversely affect the business of such Target. Without limiting the generality of the foregoing, each Target has complied in all material respects with all applicable securities laws, antitrust laws, tax laws, workers' compensation laws, occupational health and safety laws, and laws relating to the employment of labor, employee civil rights, and equal employment opportunities.

          4.35 Franchise Operations. The franchise operations for the franchised St. Pete Bagel Co., Inc., (the "Franchisor") stores have been conducted exclusively through Franchisor. Except as set forth on Schedule 4.35 hereto, to the best of Franchisor's knowledge, at all times since Franchisor has been offering for sale franchises for the operation of bagel store facilities, Franchisor has been, and currently is in compliance with all material laws, rules and regulations applicable to the offer for sale or sale of franchises in all jurisdictions in which Franchisor has offered for sale or sold, or is offering for sale or proposes to offer or to sell franchises. Except as set forth on Schedule 4.35 hereto, to the best of Franchisor's knowledge, no franchisee has a cause of action against Franchisor under applicable federal or state laws, rules and regulations governing the offer and sale of franchises arising out of the offer and sale of the franchise(s) purchased by such franchisee; and Franchisor has not been charged with any violation of any state or other applicable law or administrative regulation in respect of the offer for sale or sale of such franchises.

     Section 5. Representations and Warranties of Parent and Subsidiary. As an inducement to Targets and Target Shareholders to execute this Agreement and to enter into the transactions contemplated to take place hereunder, Parent and Subsidiary hereby represent and warrant to Target that:

          5.1 Organization of Parent. Parent is a corporation organized and existing under the laws of New Jersey, with the corporate power to own and operate its assets and to carry on its business as presently conducted. Parent is not in default under or in violation of any provision of its articles of incorporation or bylaws.

          5.2 Organization of Subsidiary. Subsidiary is a corporation organized and existing under the laws of Florida, with the corporate power to own and operate its assets and to carry on its business as presently conducted. Subsidiary is not in default under or in violation of any provision of its articles of incorporation or bylaws.

          5.3 Authority. Parent and Subsidiary each has the right, power, legal capacity, and authority to execute, deliver, and perform its obligations under this Agreement and the Closing Documents, and no approval or consent of, or notice to, any Person is necessary. The execution, delivery, and performance of this Agreement and the Closing Documents by Parent and Subsidiary have been duly authorized by all necessary action and will not violate any provision of Parent's of Subsidiary's articles of incorporation or bylaws. This Agreement is, and the other documents to be delivered by Parent and Subsidiary pursuant hereto (when executed and delivered) will be, valid and binding obligations of Parent and Subsidiary, enforceable against them in accordance with their terms.

          5.4 Ownership of Subsidiary. Parent owns all the issued and outstanding capital stock of Subsidiary. Subsidiary as formed solely for the purposes of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

          5.5 Commissions. Neither Parent nor Subsidiary has authorized any Person to act in such a manner as to give rise to any valid claim against Target for a brokerage commission, finder's fee, or similar payment as a result of the transactions contemplated by this Agreement.

          5.6 SEC Reports and Financial Statements. Each of Parent and its Subsidiaries has filed with the SEC, and has heretofore made available to Target Shareholders true and complete copies of all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 1997, under the Exchange Act or the Securities Act (as such documents have been amended since the time of their filing, collectively, the "Parent SEC Documents"). The Parent SEC Documents, including without limitation any financial statements and schedules included therein, at the time filed, (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. The financial statements of Parent included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC), and fairly present (subject, in the case of the unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of Parent and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows (or changes in financial position prior to the adoption of FASB 95) for the periods then ended.

          5.7 Absence of Certain Changes. Except as disclosed in the Parent SEC Documents, since April 30, 1997, there have been no events, changes or effects having, individually or in the aggregate, a material adverse effect on Parent and its Subsidiaries taken as a whole.

          5.8 No Undisclosed Liabilities. Except as and to the extent set forth in the Parent's Annual Report on Form 10-K for the year ended October 31, 1997, neither Parent nor any of its Subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of Parent and its Subsidiaries (including the notes thereto). Since neither Parent nor any of its Subsidiaries has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which would have, individually or in the aggregate, a material adverse effect on Parent and its Subsidiaries taken as a whole.

          5.9 Litigation. There is no suit, claim, action, proceeding or investigation pending or, to the best knowledge of Parent, threatened against Parent or any of its Subsidiaries before any Governmental Entity which, individually or in the aggregate is reasonably likely to have a material adverse effect on Parent and its Subsidiaries taken as a hole or would prevent Parent from consummating the transactions contemplated by this Agreement. Neither Parent nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree, which, insofar as can be reasonably foreseen, individually or in the aggregate, in the future would have a material adverse effect on Parent and its Subsidiaries taken as a hole or would prevent Parent from consummating the transactions contemplated hereby.

          5.10 Permits, Licenses and Applications. Parent and its Subsidiaries possesses all licenses, permits, and other approvals necessary for it to conduct its respective business in all material respects as presently conducted. All of those licenses, permits, and approvals are in full force and effect, and no suspension or revocation of any of them is threatened. None of those licenses, permits, or approvals will be adversely affected by the transactions contemplated hereby. Parent and its Subsidiaries are not in breach or violation of any terms or conditions applicable to any such licenses, permits, or approvals. No proceeding (judicial, administrative, or otherwise) has been commenced or, to either Parent's and its Subsidiaries' knowledge, threatened with respect to such licenses, permits, or approvals, nor does any state of facts exist of which either Parent or its Subsidiaries is aware that could lead to a revocation, suspension, termination, or limitation of any rights under any such licenses, permits, or approvals. All applications and reports required to be filed by Parent and its Subsidiaries with governmental authorities have been duly filed by Parent and each such Subsidiary, and all such applications and reports are correct and complete in all material respects and have been prepared and filed in accordance with all applicable requirements of federal, state, and local laws, regulations, and ordinances. True and complete copies of all such applications and reports have been delivered to Parent.

          5.11 No Violation. Parent and its Subsidiaries have complied in all material respects with all, and is not in violation in any material respect of any, federal, state, and local laws and regulations affecting any Target or its respective assets. Parent and none of its Subsidiaries have received any notice of any violation or alleged violation, and is not, to its knowledge, under any investigation with respect to a possible violation, of any federal, state, and local laws and regulations. Parent and each of its Subsidiaries have filed in a timely manner all reports, documents, and other materials that it was required to file under any federal, state, and local laws and regulations, except where the failure to make such filing would not materially adversely affect their businesses, and the information contained therein was correct and complete in all material respects. Parent and each Subsidiary possesses all records and documents that it is required to retain under any federal, state and local laws and regulations, except where the failure to possess such records and documents would not materially adversely affect their businesses. Without limiting the generality of the foregoing, Parent and each of its Subsidiaries have complied in all material respects with all applicable securities laws, antitrust laws, tax laws, workers' compensation laws, occupational health and safety laws, and laws relating to the employment of labor, employee civil rights, and equal employment opportunities.

     Section 6. Conditions to Obligations of Parent and Subsidiary.

          6.1 Conditions Precedent. Parent and Subsidiary shall not be obligated to consummate the transactions contemplated by this Agreement unless all of the following conditions have been satisfied on or before the Closing Date:

               (a) Representations and Covenants. The representations and warranties of Targets and Target Shareholders contained in this Agreement shall be true and correct when made and shall continue to be true and correct on the Closing Date with the same full force and effect as if then made. Each Target shall have performed all of its covenants and other obligations required by this Agreement to be performed at or before the Closing. Each Target shall have delivered to Parent and Subsidiary a certificate of the President or a Vice President of Target, dated the Closing Date, confirming the satisfaction of this condition.

               (b) Due Diligence. The financial and business audits and inspections of Target conducted by Parent and Subsidiary shall have revealed that the financial condition, earnings, prospects, operations, Assets, contracts, and Liabilities of or related to Targets are as represented in this Agreement and that each Target's operations are and have been conducted in accordance with normal and customary industry practices and standards.

               (c) No Litigation. There shall be no Adverse Claim pending or threatened by any governmental or regulatory agency or any other Person against any Target in connection with the transactions contemplated by this Agreement or that seeks to prevent, delay, condition, restrict, or change the transactions contemplated by this Agreement or that Subsidiary, in good faith and with the advice of counsel, believes could result in the payment of damages by Subsidiary or the Surviving Corporation.

               (d) Consents. At or prior to the Closing, each Target and Subsidiary shall have obtained such consents, approvals, and assurances in connection with the transactions contemplated by this Agreement as are necessary or advisable in the opinion of Subsidiary, including approvals of applicable regulatory bodies, each Target's lenders, landlords, and lessors, and other parties to material contracts of any Target.

               (e) Environmental Site Assessment. All environmental site assessments or inspection reports related to the Real Property delivered to or obtained by Parent or Subsidiary shall indicate that there are no Hazardous Substances that could adversely affect the Real Property or expose the Surviving Corporation to any Third Party Claims or other Liabilities associated with Hazardous Substances.

               (f) Legal Matters. The transactions contemplated by this Agreement shall be permitted by all Legal Requirements, including all applicable securities laws.

               (g) Closing Documents. At Closing, each Target shall have executed and delivered to Parent and Subsidiary all documents required pursuant to Section 3.3 of this Agreement.

               (h) Employee Matters. There shall be no basis for an impartial, non-union operator in Target's industry reasonably to believe that any union organizing effort would succeed with any Target's employees who are to remain employed by Surviving Corporation. No petition shall have been filed for any National Labor Relations Board representation election, and no union shall have demanded recognition as a representative of Target's employees. There shall be no strike or work stoppage involving any of any Target's employees.

               (i) No Exercise of Dissenters' Rights. None of the Target Shareholders will have exercised, or given notice of intent to exercise, any right to dissent to the Merger.

               (j) Resignations. Subsidiary shall have received the written resignations and written releases of claims in favor of each Target and the Surviving Corporation of each director and officer of each Target as Subsidiary requests on or before the Closing Date.

               (k) No Adverse Change. The physical condition of the Assets, reasonable wear and tear excepted, shall not have been, or shall not be threatened to be, materially and adversely changed, deteriorated, or impaired, whether as a result of fire, explosion, earthquake, disaster, accident, litigation, labor trouble or dispute, any action by the United States or any other governmental authority, civil disturbance, uprising, activity of armed forces, Act of God or public enemy, or otherwise, which has not been disclosed herein. There shall have been no change after the Balance Sheet Date in the results of operations, Business, Assets, Liabilities, financial condition, or affairs of the Business that has had a material adverse effect on the Assets or the Business.

               (l) Certificate of Incorporation and By-Laws. True and complete copies of each Target's certificate of incorporation and all amendments thereto, certified by the Secretary of State of

Florida, and the By-Laws of each Target as presently in effect, certified as true and correct by respective Secretaries of the Targets.

               (m) Corporate Books and Records.

                    (i) All available books and records relating to each Target, including, but not limited to, each such Target's minute books, stock transfer records, articles of incorporation, and all amendments thereto, and by-laws and all amendments thereto; and

                    (ii) Certificates from the Secretary of each Target certifying that the documents delivered pursuant to subparagraph (i) above, are, where available, the genuine original corporate documents specified therein.

               (n) Good Standing. Good standing certificates for the Targets in Florida and in all other jurisdictions where they are required to be qualified to do business as of the Closing Date, dated within ten (10) days prior to the Closing Date.

               (o) Lien Search. A written report of a search conducted by a recognized search firm of the financing statements, judgment and tax lien records of all jurisdictions where each Target has assets or properties, showing that the assets and properties of the Target are free and clear of all liens, claims, and encumbrances, except for those set forth in any schedule hereto, dated within five (5) days of the Closing Date.

               (p) Consents. Targets shall assist the Surviving Corporation in obtaining consents to the merger of Targets into the Surviving Corporation from the parties to all mortgages, loan agreements, licenses, leases and other material contracts of each Target where the consent of any other party to any such contract may, in the opinion of Subsidiary's counsel, be required in order for each such Target to continue to have the benefits of such contract after such merger.

               (q) Other Documents. All other documents certificates and instruments required to be furnished to Subsidiary by Targets pursuant to the terms of this Agreement, including but not limited to, assignments, contracts, insurance policies, and such other material as Parent shall reasonably request to effect the transactions contemplated herein.

               (r) Opinion of Counsel. An opinion of counsel for Targets, dated on the Closing Date, in a form satisfactory to Parent to the effect that:

                    (i) Each Target is a corporation duly organized and validly existing and in good standing under the laws of the State of Florida, and that it has the corporate power to carry on its business as it is now being conducted.

                    (ii) The Target Shareholders are the owners of all of the issued and outstanding shares of stock of the Targets.

                    (iii) The execution, delivery and performance of this Agreement by Targets have been duly and validly authorized and approved by Targets and this Agreement have been duly and validly executed and delivered by Targets; the execution, delivery and performance of this Agreement on the part of Targets will not, to counsel's knowledge, without independent inquiry, result in the breach of any term or provision of, or constitute a default under any other agreement to which any Target or any Target Shareholder are parties.

                    (iv) This Agreement and the Closing Documents have been duly executed and delivered, are valid and binding, and will effectively merge the Targets into the Surviving Corporation.

                    (v) Counsel, without independent inquiry, knows of no default by any Target to any contract, lease agreement, instrument or commitment to which the Company is a party.

                    (vi) The authorized capital stock of SAM AND SON, INC. consists of 7,500 shares of common stock, ten cents ($0.10) par value, of which 500 shares are duly and validly issued and outstanding, fully paid and non-assessable. The authorized capital stock of the BAGEL MAN, INCORPORATED consists of 10,000 shares of common stock, ten cents ($0.10) par value, of which 1,000 shares are duly and validly issued and outstanding, fully paid and non-assessable. The authorized capital stock of ST. PETE BAGEL CO., INC. consists of 10,000 shares of common stock, one dollar ($1.00) par value, of which 500 shares are duly and validly issued and outstanding, fully paid and non-assessable. Other than the issued and outstanding capital stock as described in such opinion, there are no issued or outstanding shares of capital stock of any Target nor any authorized or outstanding rights, subscriptions, calls, unexercised preemptive rights, options or other agreements or commitments of any kind to purchase or otherwise receive or to be issued or granting the right to acquire any of the authorized but unissued shares of the Target. No securities of any kind convertible into capital stock of the Target exist in favor of any person.

          6.2 Representations at Closing. Targets' and Target Shareholders' representations and warranties contained in this

Agreement shall be true as of the Closing Date as though such representations and warranties were made at such time.

          6.3 Performance of Obligations. Targets and Target Shareholders shall have performed and complied with all agreements and conditions of this Agreement and any other agreements to which they and Parent, Subsidiary, or their affiliates may be a party, to be performed or complied with by Targets or Target Shareholders prior to or on the Closing Date.

          6.4 No Material Adverse Change. Since the date of this Agreement there shall not have occurred any adverse change in the condition (financial or otherwise), business, properties, assets or prospects of any Target.

          6.5 Failure to Satisfy Conditions Precedent. If any of the conditions precedent to Parent's and Subsidiary's obligations set forth in Sections 6.1, 6.2, 6.3, or 6.4 has not been satisfied by the Closing Date, Parent and Subsidiary may (a) terminate this Agreement pursuant to Section 11, or (b) waive, in Parent's and Subsidiary's sole discretion, any such condition precedent without waiving any other condition precedent or any of Parent's or Subsidiary's rights hereunder, or (c) extend the time period for satisfaction of the condition precedent for up to thirty days. If Parent and Subsidiary elect to extend the time period for satisfaction of any condition precedent, and at the expiration of the extended time period the condition precedent still has not been satisfied, clause (a) or (b) above shall apply. Any termination, waiver, or extension by any party shall be valid only if set forth in a written instrument executed by or on behalf of that party.

     Section 7. Conditions to Obligations of Targets.

          7.1 Conditions Precedent. Targets shall not be obligated to consummate the transactions contemplated by this Agreement unless all of the following conditions have been satisfied on or before the Closing Date:

          (a) Representations and Covenants. The representations and warranties of Parent and Subsidiary contained in this Agreement shall be true and correct when made and shall continue to be true and correct on the Closing Date with the same full force and effect as if then made. Parent and Subsidiary shall have performed all of their covenants and other obligations required by this Agreement to be performed at or before the Closing. Parent and Subsidiary shall have delivered to Targets a certificate of the President or a Vice President of Parent and Subsidiary, dated the Closing Date, confirming the satisfaction of this condition.

          (b) Due Diligence. The financial and business audits and inspections of Parent and Subsidiary conducted by Target shall have revealed that the financial condition, earnings, prospects, operations, assets, and liabilities of Parent and Subsidiary are as represented in this Agreement and that the operations of Parent and Subsidiary are and have been conducted in accordance with normal and customary industry practices and standards. Any audit, inspection or investigation undertaken by any Target shall not limit or diminish such Target's right to rely on the representations and warranties of Parent and Subsidiary at any time.

          (c) No Litigation. There shall be no Adverse Claim pending or threatened by any governmental or regulatory agency or any other Person against Parent or Subsidiary in connection with the transactions contemplated by this Agreement or that seeks to prevent, delay, condition, restrict, or change the transactions contemplated by this Agreement or that Target, in good faith and with the advice of counsel, believes could result in the payment of damages by Target or the Surviving Corporation.

          (d) Consents. At or prior to the Closing, each Target and Subsidiary shall have obtained such consents, approvals, and assurances in connection with the transactions contemplated by this Agreement as are necessary or advisable in the opinion of Target, including approvals of applicable regulatory bodies, Target's lenders, landlords, and lessors, and other parties to material Contracts of Target.

          (e) Legal Matters. The transactions contemplated by this Agreement shall be permitted by all Legal Requirements, including all applicable securities laws.

          (f) Closing Documents. At Closing, Parent and Subsidiary shall have executed and delivered to Targets all documents required pursuant to Section 3 of this Agreement and shall have delivered instructions to the registrar and transfer agent for its common stock, Continental Stock Transfer & Trust Company in New York, New York, to issue the shares of Parent's stock to the Target Shareholders required pursuant to Section 3.3 of this Agreement and the Additional Consideration required pursuant to Section 3.5 of this Agreement.

          (g) Certified Resolutions. Certified copies of resolutions duly adopted by the Board of Directors of Parent and Subsidiary, authorizing, ratifying and approving the terms, execution and delivery to Sellers of this Agreement and the Closing Documents, and the consummation thereof;

          (h) Opinion of Counsel. An opinion of counsel for Parent and Subsidiary dated on the Closing Date in form satisfactory to Targets to the effect that;

               (i) Parent and Subsidiary are each corporations duly organized and validly existing and in good standing under the laws of the State of Florida, and each has the corporate power to carry on its respective business as now being conducted.

               (ii) Parent and Subsidiary each have full power and authority to make, execute, deliver and perform this Agreement.

               (iii) The execution, delivery and performance of this Agreement by Parent and Subsidiary have been duly and validly authorized and approved by Parent and Subsidiary and this Agreement has been duly and validly executed and delivered by Parent and Subsidiary; the execution, delivery and performance of this Agreement on the part of Parent and Subsidiary will not, to counsel's knowledge, result in the breach of any term or provision of, or constitute a default under any other agreement to which Parent or Subsidiary is a party.

               (iv) This Agreement and the Closing Documents have been duly executed and delivered, are valid and binding, and will effectively merge the Targets into the Surviving Corporation.

          (i) Employment Agreement. Parent shall have entered into an employment agreement with Kurt Cuccaro in the form of the employment agreement attached hereto as Exhibit A.

          7.2 Representations at Closing. Parent and Subsidiary's representations and warranties contained in this Agreement shall be true as of the Closing Date as though such representations and warranties were made at such time.

          7.3 Performance of Obligations. Parent and Subsidiary shall have performed and complied with all agreements and conditions of this Agreement to be performed or complied with by Purchaser prior to or on the Closing Date.

          7.4 Failure to Satisfy Conditions Precedent. If any of the conditions precedent to each Target's obligations set forth in Sections 7.1, 7.2 or 7.3 have not been satisfied by the Closing Date, Targets may (a) terminate this Agreement pursuant to Section 11, or (b) waive, in Targets' sole discretion, any such condition precedent without waiving any other condition precedent or any of any Target's rights hereunder, or (c) extend the time period for satisfaction of the condition precedent for up to thirty days. If Targets elect to extend the time period for satisfaction of any condition precedent, and at the expiration of the extended time period the condition precedent still has not been satisfied, clause (a) or (b) above shall apply. Any termination, waiver, or extension by any party shall be valid only if set forth in a written instrument executed by or on behalf of that party.

     Section 8. Covenants of Target and Target Shareholders.

          8.1 Preservation of Representations and Warranties. From the date of this Agreement and through the Closing Date, no Target shall take any action that would result, or is likely to result, in any of the representations and warranties set forth in Section 4 being untrue, or in any of the conditions precedent set forth in Section 6.1 not being satisfied.

          8.2 Conditions Precedent. Each Target shall endeavor in good faith to satisfy the conditions precedent to the obligations of Parent and Subsidiary as set forth in Section 6.1.

          8.3 Ordinary Course of Business. From the date of this Agreement and through the Closing Date, each Target shall operate only in the ordinary course of business, shall take all necessary actions to keep available the services of its current employees and to preserve the Business and its goodwill and relationships with customers, vendors, suppliers, and employees, and shall make no material change in the operation of the Business nor enter into any contract nor incur any Liability other than in the ordinary course of business without the prior written consent of Subsidiary. Target shall perform all maintenance and repairs necessary to keep the Assets in good operating condition and repair and shall not sell or remove any Asset except in the ordinary course of business, and then only if the Asset is replaced with similar property of at least equal quality and utility. Each Target shall perform each repair to the extent that it (a) would constitute a customary repair, (b) is necessary to assure the efficient functioning of the Business, or (iii) is necessary to comply fully with any plan of correction or work order relating to the Business or Assets issued prior to Closing by a police or fire department, or by sanitation, health, safety, or municipal authorities.

          8.4 Dividends; Changes in Capital Stock. From the date of this Agreement and through the Closing Date, no Target shall (a) declare, make, or pay any dividend or other distribution or payment in respect of its capital stock, or (b) split, combine, or reclassify any of its capital stock, or (c) issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock, or (d) repurchase, redeem, or otherwise acquire any outstanding shares of its capital stock.

          8.5 Compensation. From the date of this Agreement and through the Closing Date, no Target shall increase, or promise any increase with respect to, any salary or other form of compensation payable or to become payable to any of such Target's employees or directors, except in the ordinary course of business consistent with past practices, and will not pay any bonus to any employee or director.

          8.6 Access to Property and Records. From the date of this Agreement and through the Closing Date, each Target shall permit Subsidiary and Subsidiary's counsel, accountants, engineers, consultants, and other authorized representatives to have full and complete access to each Target's property and Business premises and the documents, books, contracts, and records relating to the Business and to make copies thereof during normal business hours in order to permit Subsidiary to conduct its investigations relative to this Agreement. Each Target shall deliver to Subsidiary, or any of its authorized representatives, such additional information and copies of documents, books, contracts, and records, and shall make such Target's senior management available to answer questions relating to its property and Business, as may be reasonably requested by Subsidiary or any of its authorized representatives.

          8.7 Hazardous Substances. During the ten (10) days following the date of this Agreement, each Target shall allow Subsidiary, at Subsidiary's expense, to have the Real Property inspected to Subsidiary's reasonable satisfaction to determine whether any Hazardous Substances are present on the Real Property.

          8.8 Asset Inspections. During the ten (10) days following the date of this Agreement, each Target shall allow Subsidiary, at Subsidiary's expense, to conduct structural, mechanical, electrical, and plumbing inspections of the Real Property, inspections for termites and other wood destroying organisms, and other inspections of the Assets. If any such inspection reveals any material damage or problem, Target shall make such repairs as are necessary to correct the damage or problem before the Closing Date.

          8.9 Title Policies; Surveys, etc.. Each Target shall furnish and deliver to Subsidiary, no later than ten (10) days from the date of this Agreement, copies of the following documents: any existing fee or leasehold title insurance policies on the Real Property; any subordination, nondisturbance, or attornment agreements in effect that would grant rights to a mortgagee of the Real Property; and any existing staked boundary surveys of the Real Property.

          8.10 Discharge of Liabilities. At or prior to Closing, each Target shall take such actions (including using its best efforts to obtain consents, releases, and waivers of, or giving notices to, other parties to the contracts and retiring, satisfying, or discharging any debt) as are necessary to assure that Subsidiary will incur no Liabilities other than (i) as set forth on the Balance Sheet, (ii) other business Obligations incurred in the ordinary course of business that are not, individually or in the aggregate, materially adverse to the Business, and (iii) the executory obligations of Target existing immediately prior to Closing.

          8.11 Tax Filings and Payments. At or prior to Closing, each Target shall prepare and file all Tax Returns required to be filed by each Target on or before the Closing Date, and shall pay all Taxes that are due thereunder. Subject to any applicable provisions of the Leases, each Target shall pay, on or before the applicable due dates, all real estate Taxes due and payable on the Real Estate, including any Liens in connection therewith.

          8.12 Sales and Use Taxes. Each Target shall request from the State of Florida Department of Revenue such confirmation reports as may be made available to each such Target from such sales and use tax authorities with respect to the status of each such compliance with sales and use tax return filing requirements, tax deposits, and the existence of any outstanding assessment or liens issued or recorded by the sale and use tax authorities of the State of Florida. Such reports shall confirm the following: (a) that the applicable taxing authority has determined that all sales and use tax returns of each such Target required to be filed as of the Closing Date have been filed; (b) that all tax liabilities or required deposits indicated on such returns have been fully satisfied or provided for; and (c) that, as of the time of issuance of the confirmation report, the taxing authorities are not conducting pending audits, and are not aware of any outstanding assessments, notices of deficiencies, claims, or demands for sales and use taxes against Target.

          8.13 Third Party Notices and Consents. At or prior to the Closing, each Target will give any notices to third parties, and will use its best efforts to obtain any third-party consents, that are required by any contracts, or may reasonably be requested by Subsidiary in connection with the transactions contemplated by this Agreement. Each Target shall file, when due, all notices and other documents required to be filed with federal, state, and local governmental authorities in connection with the Merger and shall promptly provide Subsidiary with copies of such filings.

          8.14 Employees. Each Target shall assist and use its best efforts to cause commitments to be made to Subsidiary at or prior to Closing by such employees of such Target as Subsidiary, wants to continue to be employed by Surviving Corporation. At or prior to Closing, each Target shall terminate the employment of all other employees and shall pay all severance pay or other payments in lieu of compensation with respect to any employees whose employment has been or will be terminated at or prior to Closing. With respect to the termination of employees, each Target shall comply timely with applicable requirements for notification of affected employees, labor organizations, and designated state and local officials under the Worker Adjustment and Retraining Notification Act of 1988.

          8.15 Advise of Litigation. From the date of this Agreement and through the Closing Date, each Target shall promptly advise Subsidiary of any Adverse Claims to the extent such Adverse Claims may materially adversely affect the Business. Target shall update such schedule at Closing.

          8.16 Notice of Developments. From the date of this Agreement and through the Closing Date, each Target shall give prompt written notice to Subsidiary of any material development affecting the Assets, Liabilities, Business, financial condition, operations, results of operations, or future prospects of such Target or any material development affecting its ability to consummate the transactions contemplated by this Agreement.

          8.17 Insurance. Each Target shall cause the Business and the Assets to be covered for their full replacement value until the Closing Date by adequate physical damage, casualty, extended coverage, multi-peril, and general liability insurance and shall cause the Business to be covered until the Closing Date by business interruption, errors and omissions, and workers' compensation insurance. If a claim is made for damage or injury occurring prior to the Closing Date that is covered by such insurance, each Target shall promptly notify Subsidiary of the claim, if the outcome of the claim may have a material adverse effect on the Business. Subsidiary shall have the right to consult with the insured in any negotiations or legal proceedings related to the claim.

          8.18 Confidentiality. Each Target and each Target Shareholder represents, warrants, covenants and agrees that they shall not use, disseminate or disclose, for their own benefit, or for the benefit of any person, firm business or other entity, any confidential information pertaining to either Parent or Subsidiary, unless such information is first made public by Parent or Subsidiary, or Parent or Subsidiary authorizes, in writing, the use, dissemination or disclosure of such information. For purposes of this Section, confidential information is information not generally known to the industry of Parent or Subsidiary.

     Section 9. Covenants of Parent and Subsidiary.

          9.1 Preservation of Representations and Warranties. From the date of this Agreement and through the Closing Date, Parent and Subsidiary shall not take any action that would result, or is likely to result, in any of the representations and warranties set forth in Section 5 being untrue, or in any of the conditions precedent set forth in Section 7.1 not being satisfied.

          9.2 Conditions Precedent. Parent and Subsidiary shall endeavor in good faith to satisfy the conditions precedent to the obligations of Target as set forth in Section 7.1.

          9.3 Third Party Notices and Consent. At or prior to the Closing, Subsidiary will give any notices to third parties, and will use its best efforts to obtain any third-party consents, that are required by any contracts to which Subsidiary is a party or by which any of its assets are bound. Subsidiary shall file, when due, all notices and other documents required to be filed with federal, state, and local governmental authorities in connection with the Merger.

          9.4 Advise of Litigation. From the date of this Agreement and through the Closing Date, Subsidiary shall promptly advise Target of any Adverse Claims to the extent such Adverse Claims may materially adversely affect Parent.

          9.5 SEC Reporting Status. Parent covenants and agrees with the Target Shareholders to maintain its status as a registered company under Section 12(g) of the Securities Exchange Act of 1934, as amended, so that transactions under Rule 144 can be effected from time to time, subject to the continuity of interests requirements applicable to merger transactions.

          9.6 Confidentiality. Parent and Subsidiary each represents, warrants, covenants and agrees that they shall not use, disseminate or disclose for their own benefit or for the benefit of any person, firm, business or other entity, any confidential information pertaining to any Target unless such information is first made public by such Target or such Target authorizes, in writing, the use, dissemination or disclosure of such information. For purposes of this Section, confidential information is information not generally known to the industry of Targets, and relates by way of example and not by way of limitation to Targets' product, production, cost data, supply sources, contracts, business information and customer lists. Parent and Subsidiary further agree that all business information obtained from Targets and all of Targets' confidential information shall be returned to Targets in the event, if for any reason, the Closing of this transaction does not take place and Parent and Subsidiary agree to not keep any copies of said business information or confidential information.

     Section 10. Survival; Indemnification.

          10.1 Survival of Representations, Warranties, and Covenants. The representations, warranties, covenants, indemnification provisions, and agreements of the parties set forth in this Agreement, or in any ancillary agreement or Closing Document delivered pursuant hereto, shall survive the execution and delivery of this Agreement and the ancillary agreements and Closing Documents, the Closing, the recording of any deed or other instrument, and any investigation made by the parties, and shall continue in full force and effect thereafter.

          10.2 Indemnification Rights and Obligations.

          (a) By Target Shareholders. The Target Shareholders jointly and severally hereby indemnify and agree to hold Parent and Subsidiary harmless for, from, against and in respect of and shall on demand reimburse Parent or Subsidiary, whichever the case may be, for:

               (i) any and all loss, liability or damage suffered or incurred by Parent or Subsidiary by reason of any untrue representation, breach of warranty or nonfulfillment of any covenant by Targets or Target Shareholders contained herein or in any certificate, document or instrument delivered to Targets or Target Shareholders pursuant hereto or in connection herewith;

               (ii) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including, without limitation, reasonable legal fees and expenses, incident to any of the foregoing or in enforcing this indemnity;

               (iii) the amount by which the indebtedness of the Targets collectively, less the sum of all of the accounts receivable and notes receivable of the Targets collectively, exceeds $250,000.00 as of the Closing Date as set forth on the audited financial statements to be prepared for the Targets.

          (b) By Parent and Subsidiary. Parent and Subsidiary hereby jointly and severally agree to indemnify and hold Target Shareholders harmless from, against and in respect of and shall on demand reimburse them for:

               (i) any and all loss, liability or damage resulting from any untrue representation, breach of warranty or nonfulfillment of any covenant or agreement by Parent or Subsidiary contained herein or in any certificate, document or instrument delivered to Targets hereunder;

               (ii) any and all loss, liability or damage resulting from the personal guarantees of the Target Shareholders of the obligations of Targets set forth on Schedule 4.26 (the "Guarantees");

               (iii) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including, without limitation, reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

          (c) Notice of Claim, Assumption of Defense and Settlement of Claims.

               (i) Indemnitee shall promptly give notice (an "Indemnification Notice") in accordance with Section 10 hereof to Indemnitor after Indemnitee shall have knowledge of any demands, claims, actions or causes of action (singly, a "Claim" and hereinafter referred to collectively, as "Claims") which might give rise to a Claim by Indemnitee against Indemnitor hereunder, stating the nature and basis of said Claim and the amount thereof, to the extent known. A failure to give notice hereunder shall not relieve the Indemnitor from any obligation hereunder unless such failure to give notice shall materially and adversely affect the Indemnitor's ability to defend the Claim. After the delivery of an Indemnification Notice certifying that Indemnitee has incurred or had asserted against it any liabilities, claims, losses, damages, costs or expenses for which indemnity may be sought in accordance with the terms of this
Section 10 (the "Damages"), Indemnitee shall make a claim in an amount equal to the incurred Damages or asserted Damages, as the case may be (which, in the case of any asserted Damages shall include Indemnitee's reasonably estimated cost of the defense thereof, hereinafter the "Estimated Defense costs"), and the Indemnitor shall promptly reimburse Indemnitee for the Damages for which Indemnitee has incurred and not been indemnified. In the event the amount of such Damages are not promptly reimbursed by the Indemnitor as aforesaid, the amount of such unreimbursed Damages shall accrue interest at a rate equal to two percent (2%) above the applicable prime rate of Citibank, N.A.

               (ii) With respect to any third party Claims made subsequent to the date of this Agreement, the following procedures shall be observed:

                    (1) Promptly after delivery of an Indemnification

Notice in respect of a Claim, the Indemnitor may elect, by written notice to Indemnitee, to undertake the defense thereof with counsel reasonably satisfactory to Indemnitee and at the sole cost and expense of the Indemnitor.

                    (2) Failure by the Indemnitor to notify Indemnitee of its election to defend any such action within twenty (20) days after notice thereof shall have been given, shall be deemed a waiver by the Indemnitor of its right to defend and settle such action. If the Indemnitor assumes the defense of any such Claim, its obligations hereunder as to such Claim shall be limited to taking all steps necessary in the defense or settlement of such Claim and to holding Indemnitee harmless from and against any and all losses, damages, expenses and liabilities awarded in any such proceeding or arising out of any settlement approved by the Indemnitor or any judgment in connection with such Claim.

                    (3) The Indemnitor shall not, in the defense of any such Claim, consent to the entry of any judgment (except with the prior written consent of Indemnitee) or enter into any settlement (except with the prior written consent of Indemnitee) which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to Indemnitee of a complete release from all liability in respect of such Claim.

                    (4) If the Indemnitor does not assume the defense of a Claim, Indemnitee may defend against or settle such Claim in such manner as it may deem appropriate, and the Indemnitor shall promptly reimburse Indemnitee for all expenses, legal or otherwise, incurred by Indemnitee in connection with the defense against and settlement of such Claim, as and when the same shall be incurred by Indemnitee. If no settlement of such Claim is made, the Indemnitor shall promptly reimburse Indemnitee for or at Indemnitee's option, pay the amount of any judgment rendered with respect to such Claim and all expenses, legal or otherwise, incurred by Indemnitee in the defense against such Claim.

          (d) Remedies Cumulative. The remedies provided to a party herein shall be cumulative and shall not preclude a party from asserting any other rights or seeking any other remedies against the Indemnitors or their successors or assigns. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent or subsequent assertion or employment of any other appropriate right or remedy.

     Section 11. Termination. This Agreement may be terminated at any time before the Closing Date as follows:

          (a) By mutual consent of the parties hereto.

          (b) By the Parent and Subsidiary.

               (i) If any of the conditions precedent in Article 6 hereof have not been met by the Closing Date, provided however, if the Targets or the Target Shareholders are diligently attempting to satisfy a condition precedent which has not been satisfied as of the Closing Date, the Closing Date shall be extended to a date ten (10) days after the Closing Date;

               (ii) If any facts determined by Parent or Subsidiary under its right of investigation shall have a material and adverse effect upon the value of the properties, assets, business or prospects of either Company; or

               (iii) If the contractual rights or benefits, or other assets of any Target have been substantially altered, impaired or destroyed by any cause whatsoever.

          (c) By Targets and Target Shareholders if any of the conditions provided in Article 7 hereof have not been met by the Closing Date, provided however, if the Parent and Subsidiary are diligently attempting to satisfy a condition precedent which has not been satisfied as of the Closing Date, the Closing Date shall be extended to a date ten (10) days after the Closing Date.

     Section 12. Miscellaneous.

          12.1 Expenses. Except as expressly provided herein, each of the parties shall bear its own expenses and costs (including legal and accounting fees) that it incurs in connection with the negotiation, execution, and delivery of this Agreement and the Closing of the transactions contemplated hereby. Target Shareholders shall pay (a) all documentary stamp taxes and surtaxes, if any, incident to the Merger, (b the cost of obtaining and recording any documents to clear title to the Assets, and (c) any costs incident to the termination of any Contracts or other Obligations.

          12.2 Public Announcements. Each of the parties agrees not to make or permit any announcement or public disclosure, and not to issue or permit issuance of any press release, concerning this Agreement or the transactions contemplated hereby prior to the Closing, without the prior approval of the other parties.

          12.3 Additional Agreements; Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable under applicable Legal Requirements to consummate and make effective the transactions contemplated hereby, including cooperating fully with the other parties. If at any time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest in the Surviving Corporation full title to all Assets, rights, approvals, immunities, and franchises of Target, each party shall take all such necessary action.

          12.4 Insurance Claim. In the event that any Target shall have suffered any loss or damage due to or arising out of fire or other casualty, which is covered by insurance, and, notwithstanding such loss or damage, Parent and Subsidiary consummate the transaction contemplated by this Agreement, then at the closing, Targets shall:

          (a) Duly assign to Subsidiary all of the rights of Sellers against any insurance company pursuant to loss or damage; and

          (b) Pay to Subsidiary any proceeds received from any insurance company prior to the closing for such loss or damage.

          12.5 Assignment. Subsidiary may assign this Agreement to any entity Parent controls, controlling it, or which is under common control with it; provided, however, that any such assignment shall in no way affect the obligations of Parent or Subsidiary hereunder which shall remain in full force and effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors, and with respect to Subsidiary, to its assigns.

          12.6 Amendment and Waiver. This Agreement may be amended, modified or superseded, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by written instrument executed by all of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of any party at any time to require performance of any provision hereof shall in no manner affect that party's right at a later time to enforce the same. No waiver by any party of any condition or breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or be construed as a further or continuing waiver of any such condition or breach, or a waiver of any other condition or of the breach of any other term, covenant, representation or warranty of this Agreement.

          12.7 Governing Law. This Agreement shall be governed by the laws of the State of Florida. In any action relating to this Agreement the parties hereto consent, and shall cause all entities under their control to consent, to venue and nonexclusive jurisdiction of the Circuit Court of Pinellas County, Florida or of the United States District Court of the Middle District of Florida.

          12.8 Paragraph Headings. The paragraph headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

          12.9 Severability. The invalidity or unenforceability of any particular word, phrase, sentence, paragraph or provision of this Agreement shall not affect the other words, phrases, sentences, paragraphs or provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted and the remainder construed so as to give them meaningful and valid effect. It is the intention of the parties that if any particular provision of this Agreement is capable of two constructions, one of which would render the provision void, and the other of which would render the provision valid, the provision shall have the meaning which renders it valid.

          12.10 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed sufficiently given if sent by certified or registered mail, postage prepaid, to the parties at the following addresses, or to such other addresses as shall be designated in writing by any party:

          To Parent and    All American Food Group, Inc.
          Subsidiary:      104 New Era Drive
                           South Plainfield, New Jersey 07080

          With a copy to:  Lehman & Eilen
                           50 Charles Lindbergh Boulevard
                           Uniondale, New York 11553
                           Attn: Hank Gracin, Esq.

          To Targets       St. Pete Bagel Co. Inc.
                           Sam And Son, Inc.
                           Bagel Man, Incorporated
                           3244 - 44th Avenue North
                           St. Petersburg, Florida 33714

          With a copy to:  Holland & Knight LLP
                           200 Central Avenue, Suite 1600
                           St. Petersburg, FL 33701
                           Attn: Richard O. Jacobs.

          Target           Kurt Cuccaro
          Shareholders     5108 White Pine Circle
                           St. Petersburg, FL  33703

          With a copy to:  Holland & Knight LLP
                           200 Central Avenue, Suite 1600
                           St. Petersburg, Florida 33701
                           Attn: Richard O. Jacobs

          Target           Mary Cuccaro
          Shareholders     5108 White Pine Circle
                           St. Petersburg, FL  33703

          With a copy to:  Holland & Knight LLP
                           200 Central Avenue, Suite 1600
                           St. Petersburg, Florida 33701
                           Attn: Richard O. Jacobs

          Target           Cynthia Cuccaro
          Shareholders     9902 Sir Fredrick Street
                           Tampa, FL  33637

          With a copy to:  Holland & Knight LLP
                           200 Central Avenue, Suite 1600
                           St. Petersburg, Florida 33701
                           Attn: Richard O. Jacobs

          12.11 Remedies Not Exclusive. No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive to any other remedy except to the extent specifically stated, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. The election of any one or more remedies by any party hereto shall not constitute a waiver of the right to pursue other available remedies.

          12.12 Further Assurances. Each Target hereby agrees that from time to time after the Closing, at the request of Parent or Subsidiary and without further consideration, each Target shall execute, acknowledge and deliver such other instruments of conveyance and transfer and take such other action as Purchaser may reasonably require in order to more effectively consummate the Merger.

          12.13 Entire and Sole Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements, representations, warranties and understandings, whether oral or written, express or implied, with respect to the subject matter hereof.

          12.14 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original. If less than all of the parties have executed each counterpart but each party has executed a counterpart, all counterparts taken together shall constitute one instrument.

          12.15 Meaning of Terms. As used in this Agreement, the word "including" always is without limitation, and the word "person" includes a trust, corporation, partnership, joint venture, association, unincorporated organization, government, public body, and a governmental body, agency, authority, or department, as well as a natural person. Words of the masculine gender are to be construed to include the correlative words of the feminine and neuter genders, and words of the neuter gender are to be construed to include the correlative words of the feminine and masculine genders. Words in the singular number include words in the plural number, and words in the plural number include words in the singular number.

     IN WITNESS WHEREOF the parties have executed this Agreement as of the date first stated above.

                         ALL AMERICAN FOOD GROUP, INC., a New Jersey corporation

                         By: ________________________________
                         Printed Name: ______________________
                         Title: _____________________________

                         SAM AND SON, INC., a Florida corporation

                         By: ________________________________
                         Printed Name: Kurt Cuccaro
                         Title: President

                         ST. PETE BAGEL CO., INC., a FLORIDA corporation,

                         By: ________________________________
                         Printed Name: Kurt Cuccaro
                         Title: President

                         BAGEL MAN, INCORPORATED, a Florida corporation

                         By: ________________________________
                         Printed Name: Kurt Cuccaro
                         Title: President

                         ____________________________________
                         KURT CUCCARO

                         ____________________________________
                         MARY CUCCARO

                         ____________________________________
                         CYNTHIA CUCCARO

                         ST. PETE BAGELS ACQUISITION CORP.

                         By:_________________________________
                         Printed Name: ______________________
                         Title: _____________________________